UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 1, 2006

Cooper Industries, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	1-31330	98-0355628
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

600 Travis, Suite 5800, Houston, Texas		77002-1001
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-209-8400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

As part of the management transition and succession planning at Cooper Industries, Ltd. ("Cooper"), Mr. David R. Sheil will be stepping down as Senior Vice President, Human Resources and Chief Administrative Officer. Mr. Sheil and Cooper entered into an agreement on September 1, 2006 regarding the transition arrangements. Significant terms and conditions of the agreement are set forth below.

* Mr. Sheil will remain as Senior Vice President, Human Resources and Chief Administrative Officer until January 2, 2007. If Cooper appoints his successor before that date, Mr. Sheil will remain actively employed by Cooper at his current salary as Special Advisor to the Chief Executive Officer until January 2, 2007.

* Following termination of active employment on January 2, 2007, Mr. Sheil will continue to receive his current base salary for a six-month period ending June 30, 2007. If Mr. Sheil is continuing his search for another position at that time, the salary continuation period may be extended for up to six additional months through December 31, 2007.

* Mr. Sheil will receive group life, medical and dental coverage, subject to the same terms and conditions as active employees, for 18 months following termination of active employment, unless he receives coverage with another employer. He will also receive executive outplacement services for up to one year.

* Mr. Sheil will not be eligible to receive a bonus for 2006 under Cooper’s Management Annual Incentive Plan. Long-term performance share awards and restricted stock units that were previously granted to Mr. Sheil will be subject to the terms of the respective agreements under which the awards were granted.

* All vested options will remain exercisable through the earlier of (1) the last day of the original option term, (2) the last day of the salary continuation period, including any extensions, or (3) December 31, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cooper Industries, Ltd.

September 8, 2006	By:	/s/ Kevin M. McDonald

Name: Kevin M. McDonald
Title: Senior Vice President and General Counsel